		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Three months ended March 31, 2002
GE except GECS
Earnings (a)		$ 4,634
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(1,126)
Plus:	Interest and other financial
	charges included in expense	157
	One-third of rental expense (c)	58

Adjusted "earnings"		$ 3,723

Fixed Charges:
	Interest and other financial charges	157
	Interest capitalized	3
	One-third of rental expense (c)	58

Total fixed charges		$ 218

Ratio of earnings to fixed charges		17.08

General Electric Company and consolidated affiliates
Earnings (a)		$ 5,083
Plus:	Interest and other financial charges
	included in expense	2,407
	One-third of rental expense (c)	135

Adjusted "earnings"		$ 7,625

Fixed Charges:
	Interest and other financial charges	$ 2,407
	Interest capitalized	13
	One-third of rental expense (c)	135

Total fixed charges		$ 2,555

Ratio of earnings to fixed charges		2.98

(a) Earnings before income taxes, minority interest and cumulative effect of changes in accounting principle.
(b) Earnings after income taxes, net of dividends, and before cumulative effect of changes in accounting principle.
(c) Considered to be representative of interest factor in rental expense